Exhibit 99.1

NEWS RELEASE

Date: October 30, 2012	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Heather H. Burnham
Phone: 949-851-1473
http://www.corvel.com

CorVel Announces Revenues and Earnings

IRVINE, California, October 30, 2012 — CorVel Corporation (NASDAQ: CRVL) today announced the results for the quarter and six months ended September 30, 2012. Revenues for the quarter ended September 30, 2012 were a record $105 million. Earnings per share for the quarter ended September 30, 2012 were $0.58. Earnings per share for the quarter ended September 30, 2011, were $0.68.

Revenues for the six months ended September 30, 2012 were a record $210 million. Earnings per share for the six months ended September 30, 2012 were $1.16. Earnings per share for the six months ended September 30, 2011, were $1.37.

The Company ended the September quarter with over $20 million in cash. During the past 12 months, the Company repurchased 403,000 shares of its common stock with cash flow available from operations.

The Company continues the expansion of investments in the Network Solutions service line which includes pharmacy management solutions. Workers’ compensation claims costs continue to increase and in particular pharmacy costs continue to inflate at rates well in excess of trends elsewhere in the economy. CorVel is uniquely positioned in the marketplace to more effectively manage pharmacy costs due to the Company’s integration with its bill review solution. MedCheck®, the Company’s medical bill review software, captures all prescription out of network transactions such as the rising occurrence of physician dispensing. These transactions are generally not managed via pharmacy benefit management (PBM) programs, which traditionally only track point of sale (POS) prescription purchases. The company’s ability to track and reduce the number of out of network transactions has demonstrated large savings for our clients.

About CorVel

CorVel Corporation is a national provider of industry-leading workers’ compensation solutions for employers, third party administrators, insurance companies, and government agencies seeking to control costs and promote positive outcomes. We apply technology, intelligence, and a human touch to risk management so our clients can intervene early and often and be connected to the critical intelligence they need to proactively manage risk. With a robust technology platform at its core, our connected solution is delivered by a national team of associates who are committed to helping clients design and administer programs that meet their organization’s performance goals.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s results of operations, including product investment strategies and expansion of bill review and claims management services product lines. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2012 and the Company’s Quarterly Report on Form 10Q for the quarter ended June 30, 2012. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation

Quarterly Results - Income Statement (unaudited)

Quarters ended September 30, 2011 and September 30, 2012

Quarter Ended	September 30, 2011	September 30, 2012
Revenues	104,552,000	105,458,000
Cost of revenues	78,940,000	82,622,000

Gross profit	25,612,000	22,836,000

General and administrative	12,592,000	11,981,000

Income from operations	13,020,000	10,855,000

Income tax expense	5,139,000	4,225,000

Net income	7,881,000	6,630,000

Earnings Per Share:
Basic	$0.68	$0.59
Diluted	$0.68	$0.58
Weighted Shares
Basic	11,526,000	11,270,000
Diluted	11,672,000	11,376,000

Six months ended September 30	September 30, 2011	September 30, 2012
Revenues	206,860,000	210,064,000
Cost of revenues	155,704,000	164,047,000

Gross profit	51,156,000	46,017,000

General and administrative	24,886,000	24,155,000

Income from operations	26,270,000	21,862,000

Income tax expense	10,191,000	8,636,000

Net income	16,079,000	13,226,000

Earnings Per Share:
Basic	$1.39	$1.17
Diluted	$1.37	$1.16
Weighted Shares
Basic	11,572,000	11,292,000
Diluted	11,729,000	11,401,000
CorVel Corporation Quarterly Results - Condensed Balance Sheet (unaudited) March 31, 2012 and September 30, 2012
	March 31, 2012	September 30, 2012
Cash	6,597,000	20,014,000
Customer deposits	5,816,000	7,311,000
Accounts receivable, net	49,334,000	48,747,000
Prepaid expenses and taxes	12,263,000	7,811,000
Deferred income taxes	7,237,000	7,389,000
Property, net	47,364,000	45,611,000
Goodwill and other assets	43,271,000	42,971,000

Total	171,882,000	179,854,000

Accounts and taxes payable	12,773,000	11,400,000
Accrued liabilities	31,989,000	31,829,000
Deferred tax liability	16,738,000	16,738,000
Paid in capital	105,910,000	109,125,000
Treasury stock	-270,574,000	-277,510,000
Retained earnings	275,046,000	288,272,000

Total	171,882,000	179,854,000